UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Ashworth, Inc.

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1

March 31, 2006

Dear Fellow Employees and Sales Representatives:
     As you know, there has been some recent media coverage regarding a number of developments at our Company. As valued employees and sales representatives of Ashworth, I wanted to keep you fully informed about all of these developments.
Working together over the last several months, we have made significant progress at Ashworth. Our first quarter fiscal 2006 results demonstrate significantly improved operational execution and financial performance across the organization. Highlights from our first quarter included: total company sales up approximately 11% over last year; sales growth in five of six distribution channels; our third successive quarter of strong double digit growth in our corporate channel; improved merchandising in our retail channel; solid growth internationally; gross margins returning to their historical levels; our sixth consecutive month in which we met our operating direct labor efficiency targets at our EDC; and the continued effective management of our inventory levels, while our sales increased. These significant operational and financial improvements are attributable directly to you, our hard-working and dedicated employees, sales reps and our continued focus on implementing the profit improvement initiatives we outlined at the end of last year.
     I am also pleased to report that Ashworth recently signed an agreement with Ryder Cup Ltd. to become the Lead Vendor, and Official Licensee, at the September 2006 Ryder Cup to be held at the K Club in Ireland. Our launch of the AWS collection in both men’s and women’s at the Ford Championship at Doral was a huge success, proving to be one of the event’s top sellers in both the Golf Shop and the Merchandising Pavilion. In June Ashworth will again be the lead apparel vendor at the U.S. Open. We recently signed a four year agreement with the USGA in which Ashworth will remain the lead apparel vendor thru 2009.
     As I am sure most of you know by now, our Board of Directors has been actively working to identify and evaluate a range of strategic alternatives to determine the course of action that will create the most value for the Company and its shareholders. That exploration process continues to move ahead. It is especially important that all of us remain focused on our jobs at hand and continue to serve our customers with the highest quality products and level of service they have come to expect from Ashworth.
     As you also may be aware, a dissident shareholder, Knightspoint Partners II L.P., has nominated several individuals for election to the Company’s Board of Directors and proposed certain By-law amendments to be voted on at the Company’s next Annual Meeting of Shareholders. While we welcome the opinions of all of our shareholders, we strongly believe that this dissident shareholder’s true motivation is nothing more than fulfillment of its own self-serving interests. Our Board intends to oppose this dissident shareholder’s efforts and we expect to communicate with our shareholders on this matter in the coming weeks and months.
     As this process unfolds, we believe this dissident shareholder, as well as other interested parties, will take every opportunity to discredit Ashworth in an effort to help them

ASHWORTH, INC. · 2765 Loker Avenue West · Carlsbad · California · 92010 · Ph/760.438.6610

capitalize at our expense. You may have already read an article that was recently published in GolfWeek magazine, which I believe unfairly portrays Ashworth’s situation. For example, the article failed to mention any of the positive steps that we have taken and the significant progress we have made. What bothers me more, however, is that the reporter suggests that Ashworth has undertaken certain illegal sales practices. The article quotes anonymous industry veterans who claim that Ashworth’s first quarter results — the numbers we all worked so hard to achieve — were “propped up by pre-billing shipments,” and that we “mortgaged the farm to (post strong earnings).” I say, without hesitation, that Ashworth has not engaged in such practices and that our financial performance was solid! It is unfortunate that this reporter chose to alarm, rather than inform, his readers with such seriously false and misleading accusations, from unnamed sources nonetheless, and without representing Ashworth’s perspective or response to these baseless charges. In short, we believe GolfWeek did a great disservice to its readers, the public and the golf apparel industry. Our Board of Directors and I take allegations like this very seriously and I can assure you that we will investigate the GolfWeek allegations in an appropriate manner. In the meantime, I strongly encourage each of you to not allow such sensational, one-sided articles to discourage you or your teams, or to allow it to disrupt the significant progress we have made, and continue to make, across our organization.
     Lastly, I would like to take this opportunity to thank all of you personally for your outstanding commitment to Ashworth and for your continued hard work over these last several months. Our strong results reflect your outstanding efforts. I am committed to keeping you informed as events progress. As always, it is important for the Company to speak with one voice on these issues. I ask that you direct any questions you may have and any inquiries you may receive that are outside your usual business interaction — whether from the media, other/former employees, shareholders or analysts — to Randy Herrel at 760/ 929-6142.
     Thank you for your continued hard work and dedication to Ashworth.

Sincerely,
/s/Randall L. Herrel, Sr.
Randall L. Herrel, Sr.
Chairman, President and CEO

Ashworth, Inc. will file a proxy statement in connection with its 2006 annual meeting of stockholders. Ashworth stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Ashworth with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Ashworth’s Internet website at www.ashworthinc.com or by writing to Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.
Ashworth, its directors and certain of its executive officers are participants in a solicitation of proxies for Ashworth’s 2006 annual meeting of stockholders. Information regarding these participants and their interests is contained in a filing under Rule 14a-12 filed by Ashworth with the Securities and Exchange Commission on March 31, 2006.

ASHWORTH, INC. · 2765 Loker Avenue West · Carlsbad · California · 92010 · Ph/760.438.6610